UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2008

CITADEL BROADCASTING CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-31740	51-0405729
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

City Center West, Suite 400

7201 West Lake Mead Blvd.

Las Vegas, Nevada 89128

(Address of Principal executive offices, including Zip Code)

(702) 804-5200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement.

The Settlement Agreement

Citadel Broadcasting Corporation (the “Company”), the Wilmington Trust Company, the trustee under the Indenture (the “Indenture”) governing the Company’s 1.875% convertible subordinated notes due 2011 (the “Notes”), and holders of a majority in principal amount of the outstanding Notes (the “Noteholders”) have entered into a Settlement Agreement, dated March 19, 2008, (the “Settlement Agreement”) that results in the settlement of the Company’s litigation in the Supreme Court for the State of New York relating to the Indenture and the Notes. The litigation resulted from allegations on behalf of certain holders of the Notes that events of default had arisen under the Indenture as a result of the merger agreement and other agreements that the Company had entered into with The Walt Disney Company (“Disney”) relating to the acquisition of the ABC radio network and radio station businesses (collectively, the “Transactions”).

A description of this litigation is more fully described in the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on February 29, 2008, in Part I, Item 3, “Legal Proceedings” which is incorporated herein by reference.

Under the Tax Sharing and Indemnification Agreement, dated June 12, 2007, by and among the Company, Alphabet Acquisition Corp., formerly known as ABC Radio Holdings, Inc., and Disney, the Company was required to obtain the consent of Disney prior to entering into the transactions contemplated by the Settlement Agreement. The Company received Disney’s consent to the transactions contemplated by the Settlement Agreement on March 13, 2008.

Under the Settlement Agreement, the Noteholders are required to provide the Wilmington Trust Company and the Company with medallion signatures establishing that the Noteholders constitute holders of a majority in principal amount of the outstanding Notes as of the date of the Settlement Agreement. The Company’s receipt of the medallion signatures is a condition precedent to the Settlement Agreement.

Pursuant to the Settlement Agreement, among other things, the Company has agreed to commence a tender and exchange offer (the “Offer”) for all of the outstanding Notes as soon as reasonably practicable, but not later (subject to certain exceptions) than 60 days after the later of (a) the signing of the Settlement Agreement, (b) the filing of the stipulation of discontinuance with the Supreme Court for the State of New York dismissing the pending litigation between the Company and the Wilmington Trust Company upon the satisfaction of all the conditions precedent to, and execution of, the Settlement Agreement, (c) the receipt of consent of Disney, and (d) confirmation establishing the Noteholders as holders of a majority of principal amount of the Notes.

A summary of the material terms of the Settlement Agreement and the Offer was included in Item 8.01 of the Company’s Current Report on Form 8-K, which the Company filed on February 12, 2008 with the SEC and is incorporated herein by reference. That summary is qualified in its entirety by reference to the complete text of the Settlement Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. We encourage you to read the Settlement Agreement in its entirety.

The Supplemental Indenture Agreement

In connection with the Settlement Agreement, the Company entered into the First Supplemental Indenture (the “First Supplemental Indenture”), dated as of March 19, 2008, by and between the Company and the Wilmington Trust Company, as successor trustee (the “Trustee”).

The following is a summary of the material terms and provisions of the First Supplemental Indenture. This summary is qualified in its entirety by reference to the complete text of the First Supplemental Indenture, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference. We encourage you to read the Indenture and the First Supplemental Indenture, each in its entirety.

The First Supplemental Indenture amends the Indenture to confirm that the Transactions did not result in a “Fundamental Change” under the Indenture. Among other things, the First Supplemental Indenture:

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amends the Section entitled “Repurchase Upon Fundamental Change” to provide that no holder of the Notes shall have the right to require the Company to repurchase the Notes as a result of the Transactions;

•	amends the definition of “Fundamental Change” to clarify that any action taken by the Company that is related to the Transactions is not a Fundamental Change; and

•	amends the sections of the Indenture relating to the duties and replacement of the Trustee to confirm that the Trustee and any successor trustee will be bound by the terms of the Settlement Agreement.

Important Information Regarding Tender and Exchange Offer

This report is not a recommendation, an offer to purchase or a solicitation of an offer to sell any securities of the Company. The Company has not commenced the tender and exchange offer described in the Settlement Agreement. Upon commencement of the tender and exchange offer, the Company expects to file with the SEC a tender offer statement on Schedule TO and related exhibits, including the offer to purchase, letter of transmittal, and other related documents. Securityholders are urged to carefully read these documents, when they become available, as they will contain important information, including the various terms of, and conditions to, the tender and exchange offer. Securityholders can obtain a copy of the tender offer statement, letter of transmittal and other related materials, when they become available, free of charge from the SEC’s Edgar Database, which can be accessed through the SEC’s Internet site (http://www.sec.gov). We urge Securityholders to carefully read those materials, when they become available, prior to making any decision with respect to the tender and exchange offer.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

4.1	First Supplemental Indenture, dated as of March 19, 2008, by and between Citadel Broadcasting Corporation and Wilmington Trust Company, as successor trustee.

10.1	Settlement Agreement, dated as of March 19, 2008, by and among Citadel Broadcasting Corporation, Wilmington Trust Company, as successor trustee and certain individual holders of Citadel Broadcasting Company’s 1.875% convertible subordinated notes due 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITADEL BROADCASTING CORPORATION

Date: March 25, 2008

	By:	/s/ Jacquelyn J. Orr
	Name:	Jacquelyn J. Orr
	Title:	General Counsel & Vice President

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